Exhibit 23.3

VIA SEDAR / EDGAR

Ontario Securities Commission, as Principal Regulator

British Columbia Securities Commission

Alberta Securities Commission

Autorité des marchés financiers

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:

Sierra Metals Inc. (the “Company”)

Annual Information Form for the Company’s fiscal year ended December 31, 2019 (the “AIF”),

Annual Report on Form 40-F for the Company’s fiscal year ended December 31, 2019 (File no. 1-38141) (the “Form 40-F”)

Consent of Qualified Person

Reference is made to the AIF and to the Form 40-F.

I hereby consent to the: (i) inclusion of the summary section of the report entitled “NI 43-101 Preliminary Economic Assessment (PEA) for the Cusi Mine, Chihuahua State, Mexico” dated effective August 31, 2017 (the “Cusi PEA”), and the summary section of the report entitled “NI 43-101 Technical Report on Resources and Reserves, Yauricocha Mine, Yauyos Province, Peru” dated effective October 31, 2019 (the “Yauricocha Technical Report”) in the AIF and any amendments thereto, and the incorporation of this report in the AIF, (ii) incorporation of the AIF in the Form 40-F and any amendments thereto and (iii) being named in, and the use of the Cusi PEA and the Yauricocha Technical Report, or portions thereof prepared, reviewed and/or approved by me, in the AIF and Form 40-F.

I also hereby confirm that I have read the AIF and have no reason to believe that there are any misrepresentations in the information contained therein derived from the Cusi PEA or the Yauricocha Technical Report, or within my knowledge as a result of the services I performed in connection with the Cusi PEA or the Yauricocha Technical Report.

[Signature page follows]

Dated: March 30, 2020

/s/ Daniel H. Sepulveda
Daniel H. Sepulveda, B.Sc. Metallurgist, SME-RM